Exhibit 99.1
Victoria’s Secret & Co. Reports Fourth Quarter 2022 Results
Fourth quarter 2022 diluted EPS of $2.10
Fourth quarter 2022 adjusted diluted EPS of $2.47 exceeded guidance
Provides initial full year and first quarter 2023 guidance

Reynoldsburg, Ohio (March 2, 2023)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported 2022 financial results for the fourth quarter and fiscal year ended January 28, 2023.

Chief Executive Officer Martin Waters commented, “As we look back on 2022, our first full year as an independent, publicly-traded company, I would like to express my deepest appreciation for the hard work and dedication of our team of associates and partners around the world. In the holiday quarter, our teams controlled what they could control despite a challenging economic environment for our customer, delivered fourth quarter adjusted operating income and adjusted earnings per diluted share above our most recent guidance, and exited the year with Victoria’s Secret and PINK inventory levels down double digits on an adjusted basis — prudently positioned to begin 2023.”

Martin continued, “As we look into the new year, we recognize the environment will likely remain challenging for the foreseeable future. However, we firmly believe our brand repositioning efforts are tracking well and our plans for growth outlined at our Investor Day in October have us on the right path. Our strategic growth plan and our focus on strengthening our core, igniting growth, and transforming the foundation is beginning to come to life. Several exciting examples of this strategy planned in 2023 include continuing to build on our core offerings as the leader in the intimates market through a pipeline of bra launches, the recent launch of our new Victoria’s Secret and PINK customer loyalty program, introducing Adore Me as part of the VS&Co family and leveraging Adore Me’s customer technology through our established market leading brands, and expanding our international footprint both in number of stores and number of countries. We remain committed to evolving and innovating our business, and delivering our long-term financial targets and returning value to our shareholders.”

Fourth Quarter Results
The Company reported net income of $173 million, or $2.10 per diluted share for the fourth quarter of 2022. This result compares to net income of $246 million, or $2.70 per diluted share for the fourth quarter of 2021. Fourth quarter 2022 operating income was $243 million compared to operating income of $333 million in the fourth quarter of 2021.

Excluding the impact of the items described at the conclusion of this press release, fourth quarter 2022 adjusted net income was $203 million, or $2.47 per diluted share, and adjusted operating income was $280 million, compared to net income of $246 million, or $2.70 per diluted share, and operating income of $333 million in the fourth quarter of 2021. The fourth quarter 2022 adjusted results were above our most recent guidance range of adjusted net income of $2.25 to $2.35 per diluted share and adjusted operating income of $265 million to $275 million.

The Company reported net sales of $2.021 billion for the fourth quarter of 2022, a decrease of 7% compared to net sales of $2.175 billion in the prior year fourth quarter. This result was in-line with our most recent guidance of a net sales decline in the range of 7% to 8% compared to the fourth quarter of 2021. Total comparable sales for the fourth quarter of 2022 decreased 6% compared to the fourth quarter of 2021.

Adjusted net income and adjusted operating income are non-GAAP financial measures. At the conclusion of this press release, we have included more information regarding these non-GAAP financial measures, including a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure reported in accordance with GAAP.

Full Year Results
The Company reported net income of $348 million, or $4.14 per diluted share for the full year 2022. This result compares to net income of $646 million, or $7.18 per diluted share for the full year 2021. Full year 2022 operating income was $478 million compared to operating income of $870 million last year.

Excluding the impact of the items described at the conclusion of this press release, full year 2022 adjusted net income was $416 million, or $4.95 per diluted share, and adjusted operating income was $566 million, compared to net income of $646 million, or $7.18 per diluted share, and operating income of $870 million last year.

The Company reported net sales of $6.344 billion for the full year 2022, a decrease of 6% compared to net sales of $6.785 billion in 2021. Total comparable sales for the full year 2022 decreased 8% compared to last year.

Capital Allocation
During the fourth quarter of 2022, the Company invested $36 million to repurchase 0.9 million shares which completed the share repurchase program announced in March 2022. In fiscal year 2022, the Company invested a total of $250 million to repurchase 6.0 million shares at an average price of $41.77 per share.

In January 2023, the Company announced a new share repurchase program (“January 2023 Share Repurchase Program”) providing for the repurchase of up to $250 million of the Company’s common stock through the end of fiscal year 2023. As a component of the January 2023 Share Repurchase Program, the Company entered into an accelerated share repurchase agreement (“ASR”) with Goldman Sachs & Co. LLC (“Goldman Sachs”) to repurchase $125 million of the Company’s common stock. Under the terms of the ASR, the Company made a payment of $125 million to Goldman Sachs on February 2, 2023 and received an initial delivery of approximately 2.4 million shares of the Company’s common stock. The final number of shares to be repurchased will be based on the volume-weighted average price of the Company’s common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed in the second quarter of 2023.

Full Year and First Quarter 2023 Outlook
The Company’s financial guidance for full year and first quarter 2023 includes forecasted operating results for AdoreMe, Inc. (“Adore Me”), which was acquired by the Company on December 30, 2022.

The Company is forecasting full year 2023 net sales to increase in the mid-single digit range compared to last year’s net sales of $6.344 billion. At this forecasted level of sales, we expect the adjusted operating income rate for the full year 2023 to be similar to 2022.

The Company is forecasting first quarter 2023 net sales to decrease in the mid-single digit range compared to last year’s first quarter net sales of $1.484 billion. At this forecasted level of sales, adjusted operating income for the first quarter of 2023 is expected to be in the range of $55 million to $85 million. Adjusted net income for the first quarter of 2023 is estimated to be in the range of $0.30 to $0.60 per diluted share.

Beginning in fiscal 2023, adjusted operating income and adjusted net income per diluted share will exclude the financial impact of purchase accounting items related to the Adore Me acquisition, including the amortization of acquired intangible assets, recognition in gross profit of purchase accounting fair value adjustments to acquired inventories as it is sold, and expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as other items that we believe are not indicative of our ongoing operations. The Company is not able to provide a reconciliation of forward-looking adjusted operating income or adjusted net income per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Victoria’s Secret & Co. will conduct its fourth quarter earnings call at 8:00 a.m. Eastern on Friday, March 3, 2023. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-866-363-4001 (international replay number: 1-203-369-0204); conference ID 2746 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a Fortune 500 specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and Victoria’s Secret PINK, that share a common purpose of inspiring and uplifting our customers in every stage of their lives, and Adore Me, a technology-led, digital-first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of approximately 1,360 retail stores in approximately 70 countries. We provide our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “potential” and any similar expressions may identify forward-looking statements. Risks associated with the following factors, among others, could affect our financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.) may not be tax-free for U.S. federal income tax purposes;
•we may not realize all of the expected benefits of the spin-off;
•general economic conditions, inflation, consumer confidence, consumer spending patterns and market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•the novel coronavirus (COVID-19) global pandemic has had and may continue to have an adverse effect on our business and results of operations;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on mall traffic and the availability of suitable store locations on appropriate terms;
•our ability to successfully operate and expand internationally and related risks;
•our independent franchise, license, wholesale, and joint venture partners;
•our direct channel business;
•our ability to protect our reputation and the image of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, keep up with fashion trends, develop new merchandise and launch new product lines successfully;
•our ability to realize the potential benefits and synergies sought with the acquisition of AdoreMe, Inc.;
•our ability to source, distribute and sell goods and materials on a global basis, including risks related to:
◦political instability, environmental hazards or natural disasters;
◦significant health hazards or pandemics;
◦legal and regulatory matters;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;
•our geographic concentration of vendor and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•fluctuations in freight, product input and energy costs, including those caused by inflation;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on March 18, 2022 and December 2, 2022, respectively.

For further information, please contact:

Victoria's Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Sales (Millions):

	Fourth Quarter	Fourth Quarter	% Inc/ (Dec)	Full Year	Full Year	% Inc/ (Dec)
	2022	2021		2022	2021
Stores - North America	$1,197.4	$1,304.1	(8.2%)	$3,909.5	$4,194.1	(6.8%)
Direct	666.8	718.3	(7.2%)	1,843.0	2,114.3	(12.8%)
International[1]	157.0	153.0	2.6%	591.8	476.2	24.3%
Total	$2,021.2	$2,175.4	(7.1%)	$6,344.3	$6,784.6	(6.5%)

1 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	2022	2021	2022	2021
Stores and Direct[1]	(6%)	1%	(8%)	3%
Stores Only[2]	(7%)	12%	(7%)	10%

NOTE: Stores are excluded from the comparable sales calculation when they have been closed for four consecutive days or more. Therefore, comparable sales results exclude periods of time that stores were closed for four consecutive days or more as a result of the COVID-19 pandemic. Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at				Reclassed to	Stores at
	1/29/22	Opened	Closed	Acquired	Joint Venture	1/28/23
Company-Operated:
U.S.	808	16	(12)	—	—	812
Canada	26	—	(1)	—	—	25
Subtotal Company-Operated	834	16	(13)	—	—	837

China Joint Venture:
Beauty & Accessories[1]	35	6	(10)	—	8	39
Full Assortment	30	4	(1)	—	—	33
Subtotal China Joint Venture	65	10	(11)	—	8	72

Partner-Operated:
Beauty & Accessories	335	20	(39)	—	(8)	308
Full Assortment	128	21	(14)	—	—	135
Subtotal Partner-Operated	463	41	(53)	—	(8)	443

Adore Me	—	—	—	6	—	6
Total	1,362	67	(77)	6	—	1,358
1 - Includes thirteen partner-operated stores at 1/28/23.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
THIRTEEN WEEKS ENDED JANUARY 28, 2023 AND JANUARY 29, 2022
(Unaudited)
(In thousands except per share amounts)
	2022	2021
Net Sales	$2,021,206	$2,175,432
Costs of Goods Sold, Buying and Occupancy	(1,276,938)	(1,322,187)
Gross Profit	744,268	853,245
General, Administrative and Store Operating Expenses	(500,857)	(520,039)
Operating Income	243,411	333,206
Interest Expense	(19,666)	(11,765)
Other Income	2,236	1,470
Income Before Income Taxes	225,981	322,911
Provision for Income Taxes	53,890	76,859
Net Income	172,091	246,052
Less: Net Loss Attributable to Noncontrolling Interest	(898)	—
Net Income Attributable to Victoria's Secret & Co.	$172,989	$246,052

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.10	$2.70

Weighted Average Shares Outstanding	82,299	91,100

VICTORIA'S SECRET & CO.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
FIFTY-TWO WEEKS ENDED JANUARY 28, 2023 AND JANUARY 29, 2022
(Unaudited)
(In thousands except per share amounts)
	2022	2021
Net Sales	$6,344,298	$6,784,633
Costs of Goods Sold, Buying and Occupancy	(4,085,901)	(4,024,595)
Gross Profit	2,258,397	2,760,038
General, Administrative and Store Operating Expenses	(1,780,764)	(1,890,501)
Operating Income	477,633	869,537
Interest Expense	(60,376)	(27,424)
Other Income (Loss)	(419)	1,005
Income Before Income Taxes	416,838	843,118
Provision for Income Taxes	79,175	196,737
Net Income	337,663	646,381
Less: Net Loss Attributable to Noncontrolling Interest	(10,443)	—
Net Income Attributable to Victoria's Secret & Co.	$348,106	$646,381

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$4.14	$7.18

Weighted Average Shares Outstanding[1]	84,069	90,039

1 - Reported Weighted Average Shares Outstanding reflects diluted shares in 2022. For periods prior to the separation from former parent L Brands, Inc. in the third quarter of 2021, basic shares at the separation date are being utilized for the calculation of basic and diluted net income per share.

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

The non-GAAP financial information presented in this press release should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company's definition of such non-GAAP financial measures may differ from similarly titled measures used by other companies. Management believes that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. While it is not possible to predict future results, management believes the adjusted financial information is useful for the assessment of the ongoing operations of the Company because the adjusted items are not indicative of our ongoing operations due to their size and nature. Management uses adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. The non-GAAP financial information should be read in conjunction with the Company's historical financial statements and notes thereto contained in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The table below reconciles the non-GAAP financial measures to their most directly comparable GAAP financial measures.

	Fourth Quarter		Year-to-Date
	2022	2021	2022	2021
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$243,411	$333,206	$477,633	$869,537
Occupancy-related Legal Matter (a)	—	—	21,679	—
Restructuring Charges (b)	5,704	—	35,052	—
Happy Nation Restructuring Charge (c)	15,926	—	15,926	—
Adore Me Acquisition Transaction Costs (d)	15,424	—	15,424	—
Adjusted Operating Income	$280,465	$333,206	$565,714	$869,537

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria's Secret & Co.
Reported Net Income Attributable to Victoria's Secret & Co. - GAAP	$172,989	$246,052	$348,106	$646,381
Occupancy-related Legal Matter (a)	—	—	21,679	—
Restructuring Charges (b)	5,704	—	35,052	—
Happy Nation Restructuring Charge (c)	15,926	—	15,926	—
Adore Me Acquisition Transaction Costs (d)	15,424	—	15,424	—
Tax Effect of Adjusted Items	(7,040)	—	(19,795)	—
Adjusted Net Income Attributable to Victoria's Secret & Co.	$203,003	$246,052	$416,392	$646,381

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$2.10	$2.70	$4.14	$7.18
Occupancy-related Legal Matter (a)	—	—	0.19	—
Restructuring Charges (b)	0.05	—	0.31	—
Happy Nation Restructuring Charge (c)	0.15	—	0.14	—
Adore Me Acquisition Transaction Costs (d)	0.17	—	0.16	—
Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.47	$2.70	$4.95	$7.18
(a) In the first quarter of 2022, we recognized a $21.7 million pre-tax charge ($16.2 million net of tax of $5.5 million), included in buying and occupancy expense, related to a legal matter with a landlord regarding a high-profile store that we surrendered to the landlord prior to separation.
(b) In the second quarter of 2022, we recognized a $29.3 million pre-tax charge ($22.1 million net of tax of $7.2 million), $16.2 million included in general, administrative and store operating expense and $13.1 million included in buying and occupancy expense, related to restructuring activities to reorganize our leadership structure. In the fourth quarter of 2022, we recognized a $5.7 million pre-tax charge ($4.3 million net of tax of $1.4 million), $4.8 million included in general, administrative and store operating expense and $0.9 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure.
(c) In the fourth quarter of 2022, we recognized a $15.9 million pre-tax charge ($12.1 million net of tax of $3.9 million), $15.1 million included in cost of goods sold, buying and occupancy expense and $0.8 million included in general, administrative and store operating expense, for inventory and other costs related to restructuring actions associated with Happy Nation.
(d) In the fourth quarter of 2022, we recognized a $15.4 million pre-tax charge ($13.7 million net of tax of $1.7 million), included in general, administrative and store operating expense, related to professional services and other transaction-related costs associated with the acquisition of Adore Me.